Exhibit 99.1

Cabot Corp Reports Second Quarter Fiscal 2020 Results

Diluted loss per share of $0.01 and Adjusted EPS of $0.77

BOSTON--(BUSINESS WIRE)--May 11, 2020--Cabot Corporation (NYSE: CBT) today announced results for its second quarter of fiscal year 2020.

Key Highlights

♦ GAAP EPS was a loss of $0.01, compared to earnings of $0.39 in the prior fiscal year second quarter. Adjusted EPS of $0.77 compared to $0.99 in the prior fiscal year second quarter

♦ Reinforcement Materials EBIT up 30% sequentially and unchanged compared to the prior fiscal year second quarter despite the negative impact from the COVID-19 pandemic

♦ Liquidity remains strong as the company finished the quarter with cash and committed loan facilities of $1.3 billion

♦ Acquisition of Shenzhen Sanshun Nano – a leading producer of carbon nanotubes (CNT) for lithium-ion batteries – completed on April 1, 2020

(In millions, except per share amounts)	Three Months Ended		Six Months Ended
	3/31/20	3/31/19	3/31/20	3/31/19

Net sales	$710	$844	$1,437	$1,665
Net income (loss) attributable to Cabot Corporation	$(1)	$23	$40	$92

Net earnings (loss) per share attributable to Cabot Corporation	$(0.01)	$0.39	$0.70	$1.53
Less: Certain items after tax per share	$(0.78)	$(0.60)	$(0.77)	$(0.33)
Adjusted EPS	$0.77	$0.99	$1.47	$1.86

Commenting on the environment, Cabot President and CEO Sean Keohane, said, “The COVID-19 pandemic is having a significant impact on the world and our focus remains on the safety and well-being of our employees, while also navigating this environment to continue to meet the needs of our customers and execute our long term strategy. We are strictly adhering to government guidelines and protocols as well as other preventative measures to help stop the spread of the virus. I'm very grateful for our employees around the world who are operating under unusual circumstances, particularly our plant personnel, to safely satisfy our customers."

Commenting on the company’s second quarter results, Mr. Keohane, said, “In the second fiscal quarter of 2020, we delivered solid results, despite the onset of the COVID-19 pandemic during the quarter. The estimated COVID-19 impact to EBIT in the second quarter was $21 million, primarily due to lower sales in China. We also experienced a rapid decline in volume across the Americas and EMEA primarily in Reinforcement Materials in the last two weeks of March, after a strong result in January, February, and early March. Sequentially, Adjusted EPS was up 12% and Adjusted EBITDA improved by 7% driven by stronger margins and lower fixed costs.

Keohane continued, “We have a strong balance sheet and ended the quarter with $1.3 billion in cash and committed loan facilities. On the strategic front, we worked to complete the acquisition of Shenzhen Sanshun Nano, a leading producer of carbon nanotubes for lithium-ion batteries, which we expect will strengthen our market position and formulations capabilities in the high-growth batteries space.”

Financial Detail

For the second quarter of fiscal 2020, net loss attributable to Cabot Corporation was $1 million ($0.01 loss per diluted common share). The net loss includes an after-tax per share charge of $0.78 which was predominantly comprised of a legal settlement and restructuring charges in the quarter. Adjusted earnings per share for the second quarter of fiscal 2020 was $0.77 per share.

Segment Results

Reinforcement Materials – Second quarter fiscal 2020 EBIT in Reinforcement Materials was flat as compared to the second quarter of fiscal 2019. Globally, volumes decreased 14% year-over-year as the COVID-19 pandemic impacted demand. The COVID-19 impact was most pronounced in Asia, but impacted both Americas and EMEA demand at the end of the quarter. Offsetting the lower volumes were higher margins due to pricing and mix benefits in both our tire and industrial products product lines.

Global and regional volume changes for Reinforcement Materials for the second quarter of fiscal 2020 as compared to the same quarter of the prior year are included in the table below:

Second Quarter Year-over-Year Change
Changes in Global Reinforcement Materials Volumes	(14%)
Asia	(20%)
Europe, Middle East, Africa	(13%)
Americas	(8%)

Performance Chemicals – Second quarter fiscal 2020 EBIT in Performance Chemicals decreased by $7 million compared to the second quarter of fiscal 2019 primarily due to lower margins from a more competitive pricing environment and weaker product mix in our fumed metal oxides product line in China and Europe. The lower margins were partially offset by higher volumes. Year-over-year, volumes increased by 8% in the Formulated Solutions business driven by our specialty compounds product line. Volumes in the Performance Additives business increased by 6% year-over-year due to our specialty carbons product line.

Purification Solutions – Second quarter fiscal 2020 EBIT in Purification Solutions increased by $2 million compared to the second quarter of fiscal 2019 due to higher margins from improved pricing and product mix.

Cash Performance – The Company ended the second quarter of fiscal 2020 with a cash balance of $142 million. During the second quarter of fiscal 2020, cash flows provided by operating activities were $24 million. Capital expenditures for the second quarter of fiscal 2020 were $51 million. Additional uses of cash during the second quarter included $20 million for dividends and $10 million for share repurchases.

Taxes – During the second quarter of fiscal 2020, the Company recorded a tax provision of $10 million for an effective tax rate of 81%. The provision included $3 million of discrete tax benefits. The year to date operating tax rate was 29% and increased from 26% in the first quarter of fiscal 2020 due to the estimated impact from COVID-19 on our projected geographic mix of earnings.

Outlook

Commenting on the outlook for the Company, Keohane said, “We expect lower demand due to the impact of the COVID-19 pandemic to continue, with a pronounced effect on fiscal third quarter results. At the segment level, we expect a significant reduction in demand in Reinforcement Materials in the third fiscal quarter due to temporary customer shutdowns in Europe and the Americas. In Performance Chemicals, we expect product mix in specialty carbons and compounds to be negatively impacted by a decline in underlying automotive demand in Europe and the Americas, while we anticipate the challenging price environment for fumed silica in China and Europe will continue. Additionally, we expect the Purification Solutions segment will see year-over-year declines in quarterly EBIT due to the impact of COVID-19.”

Keohane continued, “2020 is going to be a difficult year for the world and our industry, but Cabot’s financial footing is sound as we work through this uncertain environment. In the short-term, we expect falling raw material prices and an intense focus on working capital efficiency to provide strong operating cash flow generation. We are reducing further our capital spending levels for the fiscal year to approximately $200 million, have temporarily halted share repurchases, and have taken appropriate cost reduction actions to conserve cash. We finished the quarter with cash and committed loan facilities of $1.3 billion, we have no significant debt maturities until fiscal 2022, and our Debt to EBITDA ratio as of the end of March was 2.5x. As is consistent with our history of countercyclical cash generation, we expect approximately $200 million of operating cash flow in the second half of the fiscal year that we expect will more than fund our current dividend and our capital expenditures plan in the back half of the year. Given the lack of visibility into underlying demand, we are not providing fiscal year earnings per share guidance at this time. While this is certainly a challenging time, we believe our focus on cash generation and our strong balance sheet will allow us to successfully navigate this period and emerge from the downturn as an even stronger industry leader.”

Earnings Call

The Company will host a conference call with industry analysts at 8:00 a.m. Eastern time on Tuesday, May 12, 2020. The call can be accessed through Cabot’s investor relations website at http://investor.cabot-corp.com

About Cabot Corporation

Cabot Corporation (NYSE: CBT) is a global specialty chemicals and performance materials company, headquartered in Boston, Massachusetts. The company is a leading provider of rubber and specialty carbons, activated carbon, inkjet colorants, masterbatches and conductive compounds, fumed silica, and aerogel. For more information on Cabot, please visit the company’s website at: http://www.cabotcorp.com. The Company encourages investors and potential investors to consult the Cabot website regularly.

Forward-Looking Statements – This earnings release contains forward-looking statements. All statements that address expectations or projections about the future, including with respect to our expectations for our performance in fiscal year 2020, including how we expect the COVID-19 pandemic to impact demand for our products, our business, results of operations and cash flow and our ability to navigate these challenges, our expectations for operating cash flow generation and capital spending, raw material prices, and the benefits we expect to receive from our acquisition of Shenzhen Sanshun Nano, are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, potentially inaccurate assumptions, and other factors, some of which are beyond our control and difficult to predict. If known or unknown risks materialize, or should underlying assumptions prove inaccurate, our actual results could differ materially from past results and from those expressed or implied by forward-looking statements. Importantly, as we cannot predict the duration or scope of the COVID-19 pandemic, the negative impact to our results cannot be estimated. Factors that will influence the impact on our business and operations include the duration and extent of the pandemic, the extent of imposed or recommended containment and mitigation measures, and the general economic consequences of the pandemic. Other important factors that could cause our results to differ materially from those expressed or implied in the forward-looking statements include, but are not limited to, competition from other specialty chemical companies; volatility in the price of energy and raw materials; a significant adverse change in a customer relationship; safety, health and environmental requirements; unanticipated delays in site development projects; negative or uncertain worldwide or regional economic conditions and market opportunities, including from trade relations or global health matters; and fluctuations in foreign currency exchange and interest rates. These factors are discussed more fully in the reports we file with the Securities and Exchange Commission (“SEC”), particularly under the heading “Risk Factors” in our annual report on Form 10-K for our fiscal year ended September 30, 2019 and in our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2020, or subsequent SEC filings, filed with the SEC at www.sec.gov. We assume no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Use of Non-GAAP Financial Measures

To supplement Cabot’s consolidated financial statements presented on a generally accepted accounting principle (“GAAP”) basis, the preceding discussion of our results and the accompanying financial tables report Adjusted EPS, Adjusted EPS excluding the Specialty Fluids segment, Total Segment EBIT, Total Segment EBITDA, Adjusted EBITDA, our operating tax rate, Free Cash Flow and Discretionary Free Cash Flow, all of which are non-GAAP financial measures. These non-GAAP financial measures are not computed in accordance with, or as an alternative to, GAAP. Reconciliations of Adjusted EPS and Adjusted EPS excluding the Specialty Fluids segment to net income (loss) per share attributable to Cabot Corporation, the most directly comparable GAAP financial measure of both such non-GAAP measures, Total Segment EBIT, Total Segment EBITDA, and Adjusted EBITDA to income (loss) before income taxes and equity in earnings of affiliated companies, the most directly comparable GAAP financial measure of each such non-GAAP measure, operating tax rate to effective tax rate, the most directly comparable GAAP financial measure, and Free Cash Flow and Discretionary Free Cash Flow to Cash flow from operating activities, the most directly comparable GAAP financial measure of both such non-GAAP measures, are provided in the tables titled “Cabot Corporation Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate” and “Cabot Corporation Reconciliation of Non-GAAP Financial Measures.”

Management believes these non-GAAP measures provide investors with greater transparency to the information used by Cabot management in its financial and operational decision-making, allow investors to see Cabot’s results through the eyes of management, and better enable Cabot’s investors to understand Cabot’s operating performance and financial condition.

Adjusted EPS. In calculating Adjusted EPS, we exclude from our net income (loss) attributable to Cabot Corporation items of expense and income that management does not consider representative of the Company’s business operations. Accordingly, reporting earnings on an adjusted basis supplements the GAAP measure of performance and provides additional information related to the underlying performance of the business. For example, certain of the items we exclude are items that we are required by GAAP to recognize in one period that relate to activities extending over several periods or relate to single events that management considers to be unusual and infrequent, although not necessarily non-recurring. We refer to these items as “certain items.” Management believes excluding these items facilitates operating performance comparisons from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis and evaluates the Company’s operating performance without the impact of these costs or benefits. Management also uses Adjusted EPS as a key measure in evaluating management performance for incentive compensation purposes.

The items of income and expense that we exclude from our calculations of Adjusted EPS but that are included in our GAAP net income (loss) per share, as applicable in a particular reporting period, include, but are not limited to, the following:

  Global restructuring activities, which include costs or benefits associated with cost reduction initiatives or plant closures and are primarily related to (i) employee termination costs, (ii) asset impairment charges associated with restructuring actions, (iii) costs to close facilities, including environmental costs and contract termination penalties, and (iv) gains realized on the sale of land or equipment associated with restructured plants or locations.
  Non-recurring gains (losses) on foreign currency, which are primarily related to the impact of continued currency devaluations on our net monetary assets denominated in that currency.
  Legal and environmental reserves and matters, which consist of costs or benefits for matters typically related to former businesses or that are otherwise incurred outside of the ordinary course of business.
  Executive transition costs, which include incremental charges, including stock compensation charges, associated with the retirement or termination of employment of senior executives of the Company.
  Asset impairment charges, which primarily include charges associated with an impairment of goodwill or other long-lived assets.
  Acquisition and integration-related charges, which include transaction costs, redundant costs incurred during the period of integration, and costs associated with transitioning certain management and business processes to Cabot’s processes.
  Gains (losses) on sale of investments, which primarily relate to the sale of investments accounted for under the cost-method.
  Indirect tax settlement credits, which include favorable settlements which result in the recoveries of indirect taxes.

Total Segment EBIT. Total segment EBIT reflects the sum of EBIT from our three reportable segments. In calculating Total segment EBIT we exclude from our income (loss) before income taxes and equity in earnings of affiliated companies, certain items and items that, because they are not controlled by the business segments and primarily benefit corporate objectives, are not allocated to our business segments, such as interest expense and other corporate costs, which include unallocated corporate overhead expenses such as certain corporate salaries and headquarter expenses, plus costs related to corporate projects and initiatives.

Total Segment EBITDA. Total Segment EBITDA is equal to Total Segment EBIT (as defined above), but further adjusted for depreciation and amortization.

Adjusted EBITDA. Adjusted EBITDA reflects Total Segment EBITDA and is further adjusted for unallocated corporate costs, which include unallocated corporate overhead expenses such as certain corporate salaries and headquarter expenses, plus costs related to corporate projects and initiatives.

Free Cash Flow. To calculate “Free Cash Flow” we deduct Additions to property, plant and equipment from cash flow from operating activities.

Discretionary Free Cash Flow. To calculate “Discretionary Free Cash Flow” we deduct sustaining and compliance capital expenditures and changes in Net Working Capital from cash flow from operating activities.

Operating Tax Rate. Our “operating tax rate” represents the tax rate on our recurring operating results. This rate excludes discrete tax items, which are unusual or infrequent items that are excluded from the estimated annual effective tax rate and other tax items, including the impact of the timing of losses in certain jurisdictions, cumulative tax rate adjustments and the impact of the items of expense and income we identify as certain items on both our operating income and the tax provision. Management believes that the operating tax rate is useful supplemental information because it helps our investors compare our tax rate year to year on a consistent basis and to understand what our tax rate on current operations would be without the impact of these items.

Cabot does not provide a forward-looking reconciliation of the operating tax rate range with an effective tax rate range because, without unreasonable effort, we are unable to predict with reasonable certainty the matters we would allocate to “certain items,” including unusual gains and losses, costs associated with future restructurings, acquisition-related expenses and litigation outcomes. These items are uncertain, depend on various factors, and could have a material impact on the effective tax rate in future periods.

Explanation of Terms Used

Product Mix. The term “product mix” refers to the mix of types and grade of products sold or the mix of geographic regions where products are sold, and the positive or negative impact this has on the revenue or profitability of the business or segment.

Net Working Capital. The term “net working capital” includes accounts receivable, inventory and accounts payable and accrued expenses.

CABOT CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS

Periods ended March 31	Three Months		Six Months
Dollars in millions, except per share amounts (unaudited)	2020	2019	2020	2019

Net sales and other operating revenues	$710	$844	$1,437	$1,665

Cost of sales	557	666	1,143	1,321

Gross profit	153	178	294	344

Selling and administrative expenses	114	70	178	143

Research and technical expenses	14	15	28	31

Specialty Fluids loss on sale and asset impairment charge	1	20	1	20

Income (loss) from operations	24	73	87	150

Other income (expense)

Interest and dividend income	3	2	6	4

Interest expense	(14)	(14)	(28)	(29)

Other income (expense)	(1)	(12)	(3)	(6)

Total other income (expense)	(12)	(24)	(25)	(31)

Income (loss) before income taxes and equity in earnings of affiliated companies	12	49	62	119

(Provision) benefit for income taxes	(10)	(20)	(14)	(13)

Equity in earnings of affiliated companies, net of tax	1	—	1	—

Net income (loss)	3	29	49	106

Net income (loss) attributable to noncontrolling interests	4	6	9	14

Net income (loss) attributable to Cabot Corporation	$(1)	$23	$40	$92

Diluted earnings per share of common stock
attributable to Cabot Corporation	$(0.01)	$0.39	$0.70	$1.53

Diluted weighted average common shares outstanding	56.6	59.3	56.8	59.7

CABOT CORPORATION SUMMARY RESULTS BY SEGMENT

Periods ended March 31	Three Months		Six Months
Dollars in millions, except per share amounts (unaudited)	2020	2019	2020	2019

Sales

Reinforcement Materials	$355	$445	$734	$902

Performance Chemicals	245	254	487	485
Performance Additives	168	179	338	346

Formulated Solutions	77	75	149	139

Purification Solutions	64	72	123	137

Specialty Fluids (A)	—	24	—	43

Segment sales	664	795	1,344	1,567

Unallocated and other (B)	46	49	93	98

Net sales and other operating revenues	$710	$844	$1,437	$1,665

Segment Earnings Before Interest and Taxes (C)

Reinforcement Materials	$61	$61	$108	$123

Performance Chemicals	31	38	72	74

Purification Solutions	3	1	1	(2)

Specialty Fluids	—	12	—	22

Total Segment Earnings Before Interest and Taxes	95	112	181	217

Unallocated and Other

Interest expense	(14)	(14)	(28)	(29)

Certain items (D)	(56)	(37)	(67)	(47)

Unallocated corporate costs	(12)	(13)	(22)	(25)

General unallocated income (expense) (E)	—	1	(1)	3

Less: Equity in earnings of affiliated companies	1	—	1	—

Income (loss) before income taxes and equity in earnings of affiliated companies	12	49	62	119

(Provision) benefit for income taxes (including tax certain items)	(10)	(20)	(14)	(13)

Equity in earnings of affiliated companies	1	—	1	—

Net income (loss)	3	29	49	106

Net income attributable to noncontrolling interests	4	6	9	14

Net income (loss) attributable to Cabot Corporation	$(1)	$23	$40	$92

Diluted earnings per share of common stock attributable to Cabot Corporation	$(0.01)	$0.39	$0.70	$1.53

Adjusted earnings per share (F)	$0.77	$0.99	$1.47	$1.86

Diluted weighted average common shares outstanding	56.6	59.3	56.8	59.7
(A)	Cabot divested its Specialty Fluids business, which does not meet the criteria to be reported as a discontinued operation, during the third quarter of fiscal 2019. Therefore, prior periods’ financial statements and disclosures have not been recast. For more detail on the sale of the Specialty Fluids business, please refer to the Company's fiscal 2019 10-K filing.
(B)	Unallocated and other reflects royalties, other operating revenues, external shipping and handling fees, the impact of the corporate adjustment for unearned revenue, the removal of 100% of the sales of an equity method affiliate, and discounting charges for certain Notes receivable.
(C)	Segment EBIT is a measure used by Cabot's Chief Operating Decision-Maker to measure consolidated operating results, assess segment performance and allocate resources. Segment EBIT includes equity in earnings of affiliated companies, royalty income, and allocated corporate costs.
(D)	Details of Certain items are presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.
(E)	General unallocated income (expense) consists of gains (losses) arising from foreign currency transactions, net of other foreign currency risk management activities, Interest and dividend income, the profit or loss related to the corporate adjustment for unearned revenue, the impact of including the full operating results of a contractual joint venture in Purification Solutions Segment EBIT and unrealized holding gains (losses) for equity securities.
(F)	Adjusted EPS is a non-GAAP measure, and a reconciliation of Adjusted EPS to GAAP EPS is presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

CABOT CORPORATION CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	March 31,	September 30,
Dollars in millions (unaudited)	2020	2019

Current assets:

Cash and cash equivalents	$142	$169

Accounts and notes receivable, net of reserve for doubtful accounts of $3 and $3	462	530

Inventories:

Raw materials	103	107

Finished goods	312	305

Other	54	54

Total inventories	469	466

Prepaid expenses and other current assets	98	45

Total current assets	1,171	1,210

Property, plant and equipment, net	1,369	1,348

Goodwill	82	90

Equity affiliates	36	39

Intangible assets, net	87	96

Deferred income taxes	181	163

Other assets (A)	171	58

Total assets	$3,097	$3,004
(A)	Effective October 1, 2019, the Company adopted the new accounting standard for leases and applied the modified retrospective optional transition method. As such, operating lease right of use assets of $98 million are included in Other assets as of March 31, 2020, and the prior period has not been restated.

CABOT CORPORATION CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	March 31,	September 30,
Dollars in millions, except share and per share amounts (unaudited)	2020	2019

Current liabilities:

Short-term borrowings	$ ―	$33

Accounts payable and accrued liabilities (A)	530	537

Income taxes payable	26	22

Current portion of long-term debt	7	7

Total current liabilities	563	599

Long-term debt	1,190	1,024

Deferred income taxes	41	41

Other liabilities (A)	268	206

Stockholders' equity:

Preferred stock:
Authorized: 2,000,000 shares of $1 par value
Issued and Outstanding: None and none	—	—

Common stock:
Authorized: 200,000,000 shares of $1 par value
Issued: 56,598,515 and 57,250,454 shares
Outstanding: 56,444,288 and 57,080,589 shares	56	57

Less cost of 154,227 and 169,865 shares of common treasury stock	(4)	(5)

Additional paid-in capital	—	—

Retained earnings	1,302	1,337

Accumulated other comprehensive income (loss)	(429)	(391)

Total Cabot Corporation stockholders' equity	925	998

Noncontrolling interests	110	136

Total stockholders' equity	1,035	1,134

Total liabilities and stockholders' equity..	$3,097	$3,004
(A)	Effective October 1, 2019, the Company adopted the new accounting standard for leases and applied the modified retrospective optional transition method. As such, operating lease liabilities of $18 million and $86 million are included in Accounts payable and accrued liabilities and Other liabilities, respectively, as of March 31, 2020, and the prior period has not been restated.

CABOT CORPORATION QUARTERLY RESULTS BY SEGMENT

	Fiscal 2019					Fiscal 2020
Dollars in millions,
except per share amounts (unaudited)	Dec. Q	Mar. Q	June Q	Sept. Q	FY	Dec. Q	Mar. Q	June Q	Sept. Q	FY

Sales
Reinforcement Materials	$457	$445	$461	$452	$1,815	$379	$355	$ ―	$ ―	$734
Performance Chemicals	231	254	251	259	995	242	245	—	—	487
Performance Additives	167	179	172	176	694	170	168	—	—	338
Formulated Solutions	64	75	79	83	301	72	77	—	—	149
Purification Solutions	65	72	73	68	278	59	64	—	—	123
Specialty Fluids (A)	19	24	13	—	56	—	—	—	—	—
Segment sales	772	795	798	779	3,144	680	664	—	—	1,344
Unallocated and other (B)	49	49	47	48	193	47	46	—	—	93

Net sales and other operating revenues	$821	$844	$845	$827	$3,337	$727	$710	$ ―	$ ―	$1,437

Segment Earnings Before Interest and Taxes (C)
Reinforcement Materials	$62	$61	$72	$71	$266	$47	$61	$ ―	$ ―	$108
Performance Chemicals	36	38	37	41	152	41	31	—	—	72
Purification Solutions	(3)	1	1	3	2	(2)	3	—	—	1
Specialty Fluids	10	12	2	—	24	—	—	—	—	—
Total Segment Earnings Before Interest and Taxes	105	112	112	115	444	86	95	—	—	181

Unallocated and Other
Interest expense	(15)	(14)	(14)	(16)	(59)	(14)	(14)	—	—	(28)
Certain items (D)	(10)	(37)	(14)	(26)	(87)	(11)	(56)	—	—	(67)
Unallocated corporate costs	(12)	(13)	(14)	(11)	(50)	(10)	(12)	—	—	(22)
General unallocated income (expense) (E)	2	1	—	5	8	(1)	—	—	—	(1)
Less: Equity in earnings of affiliated companies	—	—	1	—	1	—	1	—	—	1

Income (loss) before income taxes and
equity in earnings of affiliated companies	70	49	69	67	255	50	12	—	—	62
		—		—			—		—
(Provision) benefit for income taxes (including tax certain items)	7	(20)	(30)	(27)	(70)	(4)	(10)	—	—	(14)
Equity in earnings of affiliated companies	—	—	1	—	1	—	1	—	—	1

Net income (loss)	77	29	40	40	186	46	3	—	—	49

Net income (loss) attributable to noncontrolling interests	8	6	8	7	29	5	4	—	—	9

Net income (loss) attributable to Cabot Corporation	$69	$23	$32	$33	$157	$41	$(1)	$ ―	$ ―	$40

Diluted earnings per share of common stock attributable to Cabot Corporation	$1.14	$0.39	$0.55	$0.55	$2.63	$0.70	$(0.01)	$ —	$ —	$0.70

Adjusted earnings per share (F)	$0.87	$0.99	$1.00	$1.05	$3.91	$0.69	$0.77	$ —	$ —	$1.47

Diluted weighted average common shares outstanding	60.1	59.3	58.4	57.6	58.8	57.0	56.6	—	—	56.8
(A)	Cabot divested its Specialty Fluids business, which does not meet the criteria to be reported as a discontinued operation, during the third quarter of fiscal 2019. Therefore, prior periods’ financial statements and disclosures have not been recast. For more detail on the sale of the Specialty Fluids business, please refer to the Company's fiscal 2019 10-K filing.
(B)	Unallocated and other reflects royalties, other operating revenues, external shipping and handling fees, the impact of the corporate adjustment for unearned revenue, the removal of 100% of the sales of an equity method affiliate and discounting charges for certain Notes receivable.
(C)	Segment EBIT is a measure used by Cabot's Chief Operating Decision-Maker to measure consolidated operating results, assess segment performance and allocate resources. Segment EBIT includes equity in earnings of affiliated companies, royalty income, and allocated corporate costs.
(D)	Details of certain items are presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.
(E)	General unallocated income (expense) consists of gains (losses) arising from foreign currency transactions, net of other foreign currency risk management activities, Interest and dividend income, the profit or loss related to the corporate adjustment for unearned revenue, the impact of including the full operating results of a contractual joint venture in Purification Solutions Segment EBIT and unrealized holding gains (losses) for equity securities.
(F)	Adjusted EPS is a non-GAAP measure, and a reconciliation of Adjusted EPS to GAAP EPS is presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

CABOT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Periods ended March 31	Three Months		Six Months
Dollars in millions (unaudited)	2020	2019	2020	2019

Cash Flows from Operating Activities:

Net income (loss)	$3	$29	$49	$106

Adjustments to reconcile net income to cash provided by operating activities:

Depreciation and amortization	39	38	78	73

Other non-cash charges, net	(12)	26	(17)	14

Changes in assets and liabilities:

Changes in certain working capital items (A)	2	22	52	(89)

Changes in other assets and liabilities, net	(8)	(26)	(34)	(55)

Cash dividends received from equity affiliates	—	1	1	2

Cash provided by (used in) operating activities	24	90	129	51

Cash Flows from Investing Activities:

Additions to property, plant and equipment	(51)	(43)	(119)	(97)

Cash paid for acquisition of business	—	—	(8)	—

Other investing activities, net	2	(1)	1	(1)

Cash used in investing activities	(49)	(44)	(126)	(98)

Cash Flows from Financing Activities:

Change in debt, net	94	59	114	251

Cash dividends paid to common stockholders	(20)	(20)	(40)	(40)

Other financing activities, net	(20)	(55)	(64)	(153)

Cash provided by (used in) financing activities	54	(16)	10	58

Effect of exchange rates on cash	(25)	4	(5)	(10)

Increase (decrease) in cash and cash equivalents	4	34	8	1

Cash, cash equivalents and restricted cash at beginning of period	173	142	169	175

Cash, cash equivalents and restricted cash at end of period	$177	$176	$177	$176
(A)	Includes Accounts and notes receivable, Inventories, and Accounts payable and accrued liabilities.

CABOT CORPORATION CERTAIN ITEMS AND RECONCILIATION OF ADJUSTED EPS AND OPERATING TAX RATE

TABLE 1: DETAIL OF CERTAIN ITEMS
Periods ended March 31	Three Months		Six Months
Dollars in millions, except per share amounts (unaudited)	2020	2019	2020	2019

Certain items before and after income taxes

Global restructuring activities	$(5)	$(2)	$(13)	$(11)
Legal and environmental matters and reserves	(51)	(1)	(50)	(1)
Employee benefit plan settlement and other charges	(1)	—	(3)	3
Acquisition and integration-related charges	(1)	(1)	(2)	(4)
Specialty Fluids loss on sale and asset impairment charges	(1)	(20)	(1)	(20)
Indirect tax settlement credits	3	—	3	—
Equity affiliate investment impairment charge	—	(11)	—	(11)
Other certain items	—	(2)	(1)	(3)
Total certain items, pre-tax	(56)	(37)	(67)	(47)

Tax impact of certain items (A)	8	1	10	3
Certain items after tax (excluding discrete tax items)	(48)	(36)	(57)	(44)

Certain items after tax per share impact (excluding discrete tax items)	$(0.85)	$(0.59)	$(1.01)	$(0.73)

Tax-related certain items

Discrete tax items	3	—	13	24

Total tax-related certain items	3	—	13	24
Total tax-related certain items per share impact	0.07	(0.01)	0.24	0.40

Total certain items after tax	$(45)	$(36)	$(44)	$(20)
Total certain items after tax per share impact	$(0.78)	$(0.60)	$(0.77)	$(0.33)

TABLE 2: CERTAIN ITEMS STATEMENT OF OPERATIONS LINE ITEM
Periods ended March 31	Three Months		Six Months
Dollars in millions, Pre-Tax (unaudited)	2020	2019	2020	2019

Statement of Operations Line Item (B)

Cost of sales	$ ―	$(5)	$(3)	$(10)
Selling and administrative expenses	(53)	—	(59)	(7)
Research and technical expenses	—	—	—	(1)
Other income (expense)	(2)	(12)	(4)	(9)
Specialty Fluids loss on sale and asset impairment charges	(1)	(20)	(1)	(20)
Total certain items, pre-tax	$(56)	$(37)	$(67)	$(47)

TABLE 3: RECONCILIATION OF TAX CERTAIN ITEMS
Periods ended March 31	Three Months		Six Months
Dollars in millions (unaudited)	2020	2019	2020	2019

Reconciliation of Provision for income taxes, excluding certain items, to Provision for income taxes

(Provision) benefit for income taxes	$(10)	$(20)	$(14)	$(13)

Less: Tax impact of certain items	8	1	10	3

Less: Tax-related certain items	3	—	13	24

(Provision) benefit for income taxes, excluding certain items	$(21)	$(21)	$(37)	$(40)

TABLE 4: RECONCILIATION OF OPERATING TAX RATE
Periods ended March 31	Three Months		Six Months
Dollars in millions (unaudited)	2020	2019	2020	2019

Reconciliation of the effective tax rate to the operating tax rate (C)

(Provision) benefit for income taxes	$(10)	$(20)	$(14)	$(13)

Effective tax rate	81%	41%	22%	11%

Impact of discrete tax items: (D)
Unusual or infrequent items	—%	(1)%	9%	17%
Items related to uncertain tax positions	12%	1%	9%	3%
Other discrete tax items	3%	(1)%	4%	—%
Impact of certain items	(67)%	(16)%	(15)%	(7)%
Operating tax rate	29%	24%	29%	24%

TABLE 5: RECONCILIATION OF ADJUSTED EPS BY QUARTER FOR FISCAL 2020 and FISCAL 2019
	Fiscal 2020 (E)
Periods ended (unaudited)	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2020
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) per share attributable to Cabot Corporation	$0.70	$(0.01)	$—	$—	$0.70
Less: Certain items after tax per share	0.01	(0.78)	—	—	(0.77)
Adjusted earnings per share	$0.69	$0.77	$—	$—	$1.47

	Fiscal 2019 (E)
Periods ended (unaudited)	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2019
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) per share attributable to Cabot Corporation	$1.14	$0.39	$0.55	$0.55	$2.63
Less: Certain items after tax per share	0.27	(0.60)	(0.45)	(0.50)	(1.28)
Adjusted earnings per share	$0.87	$0.99	$1.00	$1.05	$3.91
(A)	The tax effect of certain items is determined by (1) starting with the current and deferred income tax expense or benefit, included in Net income attributable to Cabot Corporation, and (2) subtracting the tax expense or benefit on “adjusted earnings”. Adjusted earnings is defined as the pre-tax income attributable to Cabot Corporation excluding certain items. The tax expense or benefit on adjusted earnings is calculated by applying the operating tax rate, which includes both current and deferred taxes, as defined under the section Use of Non-GAAP Financial Measures of the earnings release.
(B)	This table indicates the line items where certain items are recorded in the Consolidated Statements of Operations.
(C)	For fiscal year 2020, the Operating tax rate is expected to be in the range of 29% to 30%.
(D)	For the three and six months ended March 31, 2020, Impact of discrete tax items included a net discrete tax benefit of $3 million and $13 million, respectively. For the three and six months ended March 31, 2019, Impact of discrete tax items included a net discrete tax expense of less than $1 million and a net discrete tax benefit of $24 million, respectively. The nature of the discrete tax items for the periods ended March 31, 2020 and 2019 were as follows: (i) Unusual or infrequent items during the three and six months ended March 31, 2020 consisted of the net tax impact of Switzerland tax reform legislation(net tax benefit of nil and $6 million). Unusual or infrequent items during the three and six months ended March 31, 2019 consisted of the net tax impacts of the Tax Cuts and Jobs Act of 2017 (net tax benefit of nil and $17 million), excludible foreign exchange gains and losses in certain jurisdictions, impacts related to stock compensation deductions, and the tax impacts of a pension settlement; (ii) Items related to uncertain tax positions during the three and six months ended March 31, 2020 and 2019 included net tax impacts from the reversal of accruals for uncertain tax positions due to the expiration of statutes of limitations, the accrual of interest on uncertain tax positions, the accrual of an uncertain tax position (fiscal 2020 only) and the settlement of tax audits; and (iii) Other discrete tax items during the three and six months ended March 31, 2020 and 2019 included net tax impacts as a result of changes in non-U.S. tax laws, return to provision adjustments related to tax return filings, and other items.
(E)	Per share amounts are calculated after tax and, where applicable, noncontrolling interest, net of tax.

CABOT CORPORATION RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Fiscal 2020 (A)
	Dec. Q	Mar. Q	June Q		Sept. Q		FY 2020
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) per share attributable to Cabot Corporation	$0.70	$(0.01)		$—		$—	$0.70
Less: Certain items after tax per share	0.01	(0.78)		—		—	(0.77)
Adjusted earnings per share	$0.69	$0.77		$—		$—	$1.47

	Fiscal 2019 (A)
	Dec. Q	Mar. Q	June Q		Sept. Q		FY 2019
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) per share attributable to Cabot Corporation	$1.14	$0.39		$0.55		$0.55	$2.63
Less: Certain items after tax per share	0.27	(0.60)		(0.45)		(0.50)	(1.28)
Adjusted earnings per share	$0.87	$0.99		$1.00		$1.05	$3.91
Less: Specialty Fluids Adjusted earnings per share (B)	0.14	0.15		0.02		—	0.31
Adjusted earnings per share excluding Specialty Fluids	$0.73	$0.84		$0.98		$1.05	$3.60

(A)	Per share amounts are calculated after tax and, where applicable, noncontrolling interest, net of tax.
(B)	Specialty Fluids Adjusted earnings per share is calculated as follows (in millions except for per share amounts):
Specialty Fluids EBIT	$10	$12		$2		$—	$24
Less: Specialty Fluids taxes (C)	2	3		1		—	6
Specialty Fluids profit after tax	$8	$9		$1		$—	$18
Divided by: Cabot Corporation diluted weighted average common shares outstanding	60.1	59.3		58.4		57.6	58.8
Specialty Fluids Adjusted EPS	$0.14	$0.15		$0.02		$—	$0.31
(C)

Specialty Fluids taxes calculated by applying Cabot's Operating tax rate for each period to Specialty Fluids EBIT. Please refer to Cabot's fiscal 2019 earnings releases for the reconciliations of the Company's operating tax rate to its effective tax rate.

Dollars in millions	Fiscal 2020
	Dec. Q	Mar. Q	June Q		Sept. Q		FY 2020
Reconciliation of Segment EBIT to Net Income and Segment EBITDA Margin
Net income (loss) attributable to Cabot Corporation	$41	$(1)	$	―	$	―	$40
Net income (loss) attributable to noncontrolling interests	5	4		—		—	9
Equity in earnings of affiliated companies, net of tax	—	(1)		—		—	(1)
Provision (benefit) for income taxes	4	10		—		—	14
Income (loss) before income taxes and equity in earnings of affiliated companies	$50	$12	$	―	$	―	$62
Interest expense	14	14		—		—	28
Certain items	11	56		—		—	67
Unallocated corporate costs	10	12		—		—	22
General unallocated (income) expense	1	—		—		—	1
Less: Equity in earnings of affiliated companies	—	(1)		—		—	(1)
Total Segment EBIT	$86	$95	$	―	$	―	$181
Depreciation and amortization	39	39		—		—	78
Adjustments to depreciation (D)	(1)	—		—		—	(1)
Total Segment EBITDA	$124	$134	$	―	$	―	$258
Less: Unallocated corporate costs	10	12		—		—	22
Adjusted EBITDA	$114	$122	$	―	$	―	$236

(D)	Adjustments to depreciation includes the addition of the depreciation expense of a contractual joint venture in Purification Solutions less accelerated depreciation expense not allocated to a business.

Dollars in millions	Dec. Q	Mar. Q	June Q		Sept. Q		FY 2020
Reinforcement Materials EBIT	$47	$61	$	―	$	―	$108
Reinforcement Materials Depreciation and amortization	17	17		—		—	34
Reinforcement Materials EBITDA	$64	$78	$	―	$	―	$142
Reinforcement Materials Sales	$379	$355	$	―	$	―	$734
Reinforcement Materials EBITDA Margin	17%	22%		—%		—%	19%

Dollars in millions	Dec. Q	Mar. Q	June Q		Sept. Q		FY 2020
Performance Chemicals EBIT	$41	$31	$	―	$	―	$72
Performance Chemicals Depreciation and amortization	15	15		—		—	30
Performance Chemicals EBITDA	$56	$46	$	―	$	―	$102
Performance Chemicals Sales	$242	$245	$	―	$	―	$487
Performance Chemicals EBITDA Margin	23%	19%		—%		—%	21%

Dollars in millions	Dec. Q	Mar. Q	June Q		Sept. Q		FY 2020
Purification Solutions EBIT	$(2)	$3	$	―	$	―	$1
Purification Solutions Depreciation and amortization	6	7		—		—	13
Purification Solutions EBITDA	$4	$10	$	―	$	―	$14
Purification Solutions Sales	$59	$64	$	―	$	―	$123
Purification Solutions EBITDA Margin	7%	16%		—%		—%	11%

Dollars in millions	Fiscal 2020
Reconciliation of Free Cash Flow and Discretionary Free Cash Flow to Cash Flow from Operating Activities	Dec. Q	Mar. Q	June Q		Sept. Q		FY 2020
Cash flow from operating activities (E)	$105	$24	$	―	$	―	$129
Less: Additions to property, plant and equipment	68	51		—		—	119
Free cash flow	$37	$(27)	$	―	$	―	$10
Plus: Additions to property, plant and equipment	68	51		—		—	119
Less: Changes in net working capital (F)	50	2		—		—	52
Less: Sustaining and compliance capital expenditures	30	27		—		—	57
Discretionary free cash flow	$25	$(5)	$	―	$	―	$20

(E)	As provided in the Condensed Consolidated Statements of Cash Flows.
(F)	Defined as changes in accounts receivable, inventory and accounts payable and accrued liabilities as presented on the Condensed Consolidated Statements of Cash Flows.